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                                                                       EXHIBIT J

                                  GENCORP INC.

                    COMPUTATION OF EARNINGS PER COMMON SHARE

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                                                                     YEARS ENDED NOVEMBER 30,
                                                                   ----------------------------
                                                                    1997       1996       1995
                                                                   ------     ------     ------
EARNINGS (Dollars in Millions)
Net Income for Primary Earnings Per Share........................  $137.4     $ 41.7     $ 38.3
Tax Affected Interest Expense Applicable to 8% Convertible
  Subordinated Debentures........................................     3.1        5.5        5.5
                                                                   ------     ------     ------
Net Income for Fully Diluted Earnings Per Share..................  $140.5     $ 47.2     $ 43.8
                                                                   ======     ======     ======
SHARES (In Thousands)
Weighted Average Number of Common Shares Outstanding for Primary
  Earnings Per Share.............................................  37,807     33,672     32,814
Additional Shares Issuable Under Stock Options for Fully Diluted
  Earnings Per Share.............................................     158        428         --
Additional Shares Due to Assuming the Conversion of the 8%
  Convertible Subordinated Debentures Occurred at the Beginning
  of the Year....................................................   3,854      7,158      7,158
                                                                   ------     ------     ------
Weighted Average Number of Common Shares Outstanding for Fully
  Diluted Earnings Per Share.....................................  41,819     41,258     39,972
                                                                   ======     ======    =======
EARNINGS PER SHARE
Primary Earnings Per Share.......................................  $ 3.63     $ 1.24     $ 1.17
                                                                   ======     ======    =======
Fully Diluted Earnings Per Share.................................  $ 3.36     $ 1.15     $ 1.10
                                                                   ======     ======    =======
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